Exhibit 99

Marine Products Corporation Reports
Fourth Quarter and Annual 2011 Financial Results

•	Net Sales Increased by 34.2 Percent in the Fourth Quarter of 2011 Compared to the Fourth Quarter of 2010
•	Net Income Excluding Other Income1 was $1,611,000 Compared to $468,000 in the Fourth Quarter of 2010
•	Diluted Earnings Per Share Excluding Other Income1 were $0.04, Compared to $0.01 in the Fourth Quarter of 2010

ATLANTA, January 25, 2012 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter and year ended December 31, 2011.  Marine Products is a leading manufacturer of fiberglass boats under two brand names: sterndrive and inboard pleasure boats by Chaparral, including H20 Sport and Fish & Ski Boats, SSi and SSX Sportboats, Sunesta Sportdecks, Xtreme Towboats, Signature Cruisers and Premiere Sport Yachts, and outboard sport fishing boats by Robalo.

For the quarter ended December 31, 2011, Marine Products generated net sales of $27,937,000, a 34.2 percent increase compared to $20,814,000 last year.  The increase in net sales was due to a 37.4 percent increase in the number of boats sold.  Unit sales increased in most of our product lines, and also increased due to sales of Chaparral’s H2O Sport and Fish & Ski Boats, and our entry-level Robalo 180 and 200.  Both of these are new models introduced for the 2012 model year.  This increase was partially offset by a slight decrease in average selling price per boat.  Average selling prices decreased due to a shift in model mix towards the production of smaller boats.

Gross profit for the quarter was $5,505,000, or 19.7 percent of net sales, compared to gross profit of $3,595,000, or 17.3 percent of net sales, in the prior year.   The increase in gross profit in the fourth quarter of 2011 compared to the prior year was due to higher unit sales during the fourth quarter of 2011.  The increase in gross profit as a percentage of net sales during the fourth quarter was due to leverage of fixed costs over higher production levels during the quarter as compared to the prior year.

1 Net income excluding other income and diluted earnings per share excluding other income are financial measures that do not conform to generally accepted accounting principles (GAAP).  Additional disclosure regarding these non-GAAP financial measures is included in Appendix A to this press release.

4th Quarter and Annual 2011 Earnings Press Release

Operating profit for the quarter was $2,059,000, a significant increase compared to operating profit of $414,000 in the fourth quarter of last year.  The Company’s operating profit increased compared to the prior year primarily due to higher net sales and gross profit compared to the prior year.  Selling, general and administrative expenses increased 8.3 percent to $3,446,000 in the fourth quarter compared to $3,181,000 in the prior year.  Selling, general and administrative expenses increased during the quarter as compared to the prior year due to increases in incentive compensation and sales commission expenses, which vary with sales and profitability, partially offset by lower warranty expense. As a percentage of net sales, selling, general and administrative expenses decreased from 15.3 percent in the prior year to 12.3 percent in the current quarter due to leverage of fixed costs over higher net sales.  Net income for the quarter was $3,636,000 or $0.10 per diluted share.  Net income excluding other income for the quarter ended December 31, 2011 was $1,611,000, or $0.04 per diluted share, compared to net income of $468,000, or $0.01 per diluted share, in the prior year.

Net sales for the twelve months ended December 31, 2011 were $106,437,000, a 5.4 percent increase compared to the year ended December 31, 2010.  Net income in 2011 was $6,731,000 or $0.18 per diluted share.  Net income excluding other income for the twelve-month period was $4,706,000 or $0.13 per diluted share compared to net income of $3,853,000 or $0.11 per diluted share in the prior year.

Richard A. Hubbell, Marine Products’ Chief Executive Officer stated, “During the fourth quarter of 2011, Marine Products Corporation generated increased sales compared to the prior quarter and prior year for the first time in several quarters.  A significant percentage of our net sales increase was due to sales of our new Chaparral H2O.  Our dealers were enthusiastic about this entry-level model at our annual dealer conference, and during the fourth quarter we experienced strong consumer interest for this model as well.  In addition, our value-priced Robalo outboard sport fishing boat has been well-received by dealers and consumers, and we are beginning to generate increased unit sales from this model as well.  In spite of lower average selling prices resulting from sales of these two models, our gross profit margin has improved due to leverage of our fixed overhead costs over higher production volumes.

“The winter boat show season has started, and we are pleased to report increased attendance and sales at the shows which have taken place thus far in the retail selling season.  We have increased our production during the first quarter to meet current and anticipated demand, especially among our new entry-level models.  Our dealer inventories are healthy, and order backlog is higher than at this time last year.  In recognition of our continued strong balance sheet, improving financial results, and generally favorable outlook for 2012, our Board of Directors yesterday voted to reinstate a regular quarterly dividend.  This $0.02 per share dividend is an increase compared to our most recent quarterly dividend of $0.01 per share, which was declared and paid during the first quarter of 2009,” concluded Hubbell.

Marine Products Corporation will hold a conference call today, January 25, 2012 at 8:00 a.m. Eastern Time to discuss the results for the fourth quarter and full year.  Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ web site at www.marineproductscorp.com.  The live conference call can also be accessed by calling (888) 312-3047 or (719) 457-2633 and using the conference ID #5266347.  A replay of the conference call will be available in the investor relations section of Marine Products’ Web site beginning approximately two hours after the call.

4th Quarter nd Annual 2011 Earnings Press Release

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and inboard pleasure boats; Premiere Sport Yachts; and Robalo sport fishing boats, and continues to diversify its product line through product innovation and is prepared to consider strategic acquisition targets.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our Web site at www.marineproductscorp.com.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding our belief that our value-priced Robalo outboard sport fishing boat has been well-received by dealers and consumers, and that we are beginning to generate increased unit sales from this model; and our belief that we are prepared to capitalize on opportunities to increase our market share and to generate superior financial performance to build long-term shareholder value.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include possible decreases in the level of consumer confidence and available funds impacting discretionary spending, increased interest rates and fuel prices, weather conditions, changes in consumer preferences, deterioration in the quality of Marine Products' network of independent boat dealers or availability of financing of their inventory, and competition from other boat manufacturers and dealers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in Marine Products' Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2010.

For information contact:
BEN M. PALMER
Chief Financial Officer
(404) 321-7910
irdept@marineproductscorp.com

JIM LANDERS
Vice President, Corporate Finance
(404) 321-2162
jlanders@marineproductscorp.com

4th Quarter and Annual 2011 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended December 31, (Unaudited)	Fourth Quarter			Twelve Months
	2011	2010	% BETTER (WORSE)	2011	2010	% BETTER (WORSE)
Net Sales	$27,937	$20,814	34.2%	$106,437	$101,011	5.4%
Cost of Goods Sold	22,432	17,219	(30.3)	86,931	83,298	(4.4)
Gross Profit	5,505	3,595	53.1	19,506	17,713	10.1
Selling, General and Administrative Expenses	3,446	3,181	(8.3)	14,130	13,993	(1.0)
Operating Profit	2,059	414	N/M	5,376	3,720	44.5
Interest Income	256	296	(13.5)	997	1,172	(14.9)
Other Income	2,025	-	N/M	2,025	-	N/M
Income Before Income Taxes	4,340	710	N/M	8,398	4,892	71.7
Income Tax Provision	704	242	(190.9)	1,667	1,039	(60.4)
Net Income	$3,636	$468	N/M %	$6,731	$3,853	74.7%

EARNINGS PER SHARE
Basic	$0.10	$0.01	N/M %	$0.19	$0.11	72.7%
Diluted	$0.10	$0.01	N/M %	$0.18	$0.11	63.6%

AVERAGE SHARES OUTSTANDING
Basic	36,404	36,196		36,372	36,179
Diluted	36,569	36,746		36,735	36,668

4th Quarter and Annual 2011 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At December 31, (Unaudited)	(in thousands)
	2011	2010
ASSETS
Cash and cash equivalents	$956	$9,535
Marketable securities	12,402	12,826
Accounts receivable, net	2,209	1,178
Inventories	24,907	21,882
Income taxes receivable	-	481
Deferred income taxes	1,021	920
Prepaid expenses and other current assets	1,460	1,451
Total current assets	42,955	48,273
Property, plant and equipment, net	11,884	12,416
Goodwill	3,308	3,308
Other intangibles, net	465	465
Marketable securities	41,699	30,007
Deferred income taxes	3,337	3,243
Other assets	7,189	5,097
Total assets	$110,837	$102,809

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$2,992	$1,884
Accrued expenses and other liabilities	7,662	8,616
Total current liabilities	10,654	10,500
Pension liabilities	6,315	5,581
Other long-term liabilities	450	423
Total liabilities	17,419	16,504
Common stock	3,738	3,708
Capital in excess of par value	1,185	371
Retained earnings	89,953	83,222
Accumulated other comprehensive loss	(1,458)	(996)
Total stockholders' equity	93,418	86,305
Total liabilities and stockholders' equity	$110,837	$102,809

4th Quarter and Annual 2011 Earnings Press Release

Appendix A

Marine Products Corporation has used the non-GAAP financial measures of net income excluding other income and diluted earnings per share excluding other income in today's earnings release, and anticipates using these non-GAAP financial measures in today's earnings conference call.  These measures should not be considered in isolation or as a substitute for net income, earnings per share, or other performance measures prepared in accordance with GAAP.

Marine Products Corporation has used these non-GAAP financial measures because other income recorded in the fourth quarter of 2011 was comprised of a non-taxable gain on a benefit plan financing arrangement related to a supplemental retirement plan.  Since this item does not relate to Marine Products Corporation’s operating results, no comparable gains were recorded in prior periods during 2010, and we do not anticipate that gains or losses of this magnitude will occur frequently, the use of this non-GAAP financial measure enables us to compare our operating performance consistently over various time periods.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of this non-GAAP measure with its most comparable GAAP measures.  This reconciliation also appears on Marine Products Corporation's investor website, which can be found on the Internet at www.marineproductscorp.com.

Periods ended December 31, (Unaudited)	Fourth Quarter				Twelve Months
	2011	2010	% BETTER (WORSE)		2011	2010	% BETTER (WORSE)

Reconciliation of Net Income and Earnings Per Share to Net Income Excluding Other Income and Earnings Per Share Excluding
Other Income

Net Income	$3,636	$468	N/M	%	$6,731	$3,853	74.7%
Less: Other Income	2,025	0	N/M	%	2,025	0	N/M %
Net Income Excluding Other Income	$1,611	$468	N/M	%	$4,706	$3,853	22.1%

Earnings Per Share
Basic	$0.10	$0.01	N/M	%	$0.19	$0.11	72.7%
Less: Impact of Other Income	0.06	0.00	N/M		0.06	0.00	N/M
Basic Earnings Per Share Excluding
Other Income	$0.04	$0.01	N/M	%	$0.13	$0.11	18.2%

Diluted	$0.10	$0.01	N/M	%	$0.18	$0.11	63.6
Less: Impact of Other Income	0.06	0.00	N/M		0.06	0.00	N/M %
Diluted Earnings Per Share Excluding
Other Income	$0.04	$0.01	N/M	%	$0.13	$0.11	18.2%

Net Income Excluding
Other Income Per Share
Basic	$0.04	$0.01	N/M	%	$0.13	$0.11	18.2%
Diluted	$0.04	$0.01	N/M	%	$0.13	$0.11	18.2%